EXHIBIT 23.2

                     CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement
(Form S-8 No. 333-       ) pertaining to the 1997 Employee Stock Purchase
Plan of Highwoods Properties, Inc. of our report dated February 14, 1997 with respect to the consolidated financial statements and schedule of Highwoods Properties, Inc. included in its Annual Report on Form 10-K for the year ended December 31, 1996, and our reports dated January 24, 1997 and January 25, 1997 with respect to the Combined Statements of Revenues and Certain Expenses of Century Center and Anderson Properties, respectively included in the Company's Current Report on Form 8-K dated January 9, 1997 (as amended on Form 8-K/A dated February 7, 1997 and March 10, 1997).

                                         /s/ ERNST & YOUNG LLP

Raleigh, North Carolina
June 19, 1997


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